Exhibit 23.1

AUDIT ALLIANCE LLP®

A Top 18 Audit Firm

10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 2, 2024, with respect to the consolidated financial statements of Cambodia Airways Co., Ltd, as of and for the years ended June 30, 2023 and 2022 in this Registration Statement on Form F-1 and the related Prospectus of Cambodia Airways Co., Ltd filed with the Securities and Exchange Commission.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

July 16, 2024